                                                                   EXHIBIT 10.12

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement"), is entered into as of June 7, 2005, by and between Gregory Clendenin, residing at 1271 Spring Lake Drive, Orlando, Florida 32804 ("Employee"), and Sunair Southeast Pest Holdings, Inc., a Florida corporation, with offices at 1900 33rd Street, Orlando, FL 32839 (the "Company"). Notwithstanding anything stated herein to the contrary, this Agreement shall not be of any legal force and effect unless the Company consummates the transactions contemplated by that certain Stock Purchase Agreement, dated June 7, 2005, by and between the Company and the selling shareholders named therein (the "Purchase Agreement") relating to Middleton Pest Control, Inc. ("Middleton"), and shall become effective as of the Closing Date, as defined in the Purchase Agreement (the "Effective Date").

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, the Company is engaged in the pest control and lawn care services business;

         WHEREAS, the Employee has a great deal of knowledge, experience and expertise in the pest control and lawn care services industry; and

         WHEREAS, the Company and Employee are willing to commence an employment relationship, on the terms, conditions and covenants set forth in this Agreement.

         NOW, THEREFORE, in consideration of Employee's commencement of employment with the Company, the mutual covenants contained herein and other good and valuable consideration, the receipt of which the Company and Employee hereby acknowledge, Employee and the Company agree, as follows:

         1. POSITION. Employee agrees to employment with the Company and its subsidiary Middleton, and the Company hereby employs Employee, in the position of Chief Executive Officer of the Company and its subsidiary Middleton. Employee further agrees to faithfully and diligently perform the job duties and to carry out the responsibilities of that position and such other duties and responsibilities traditionally associated with such position as determined by the Board of Directors of the Company from time to time. Employee would report directly to Mr. Richard C. Rochon. Employee responsibilities will include (i) managing the Company's business in Florida, Georgia, Alabama, Mississippi and Louisiana (collectively the "Southeast Territory"); and (ii) controlling the hiring and firing of Middleton employees, and (iii) participating in identifying and approving tuck-in acquisitions of pest control business in the Southeast Territory as it relates to the aggregation strategy of Sunair Electronics, Inc. ("Sunair").

         2. EMPLOYEE'S EFFORT. Employee shall faithfully and diligently perform his duties in the capacity as an employee and in such capacity shall spend his full working time and best efforts, skill and attention to his position and to the business and interests of the Company, and Employee shall be prohibited from causing any private investments in businesses that are unrelated to the business of the Company to interfere with his duties to the Company pursuant to this Agreement.

         3. SALARY; OTHER COMPENSATION.

                  (a) The Company shall pay Employee (i) base compensation (the "Salary") for services rendered in the amount of Three Hundred, Thirty-Two Thousand, Six Hundred Fifty-Two Dollars ($332,652) per annum, payable in installments consistent with the Company's normal payroll schedule, subject to applicable withholding and other taxes (which base compensation may be increased by the Board of Directors of the Company, in its sole discretion), and (ii) annual bonus, if any, as may be determined by the Board of Directors of the Company, in its sole discretion. The Board of Directors shall annually review Employee's Salary for adjustment when appropriate.

                  (b) The Employee will participate in the bonus plan as provided in EXHIBIT A attached hereto.

                  (c) Sunair will make available a pool of 300,000 Sunair stock options for (i) Employee, and (ii) certain members of his management team and the three (3) Middleton district managers named in EXHIBIT B attached hereto, with an initial grant of 200,000 options to be allocated among such persons as provided in EXHIBIT B attached hereto.

                  (d) The Employee will be entitled to participate in any bonus plan, incentive compensation program or incentive stock option plan or other employee benefits of the Company and which are available to the other similarly situated executives of the Company, on the terms and at the level of participation determined by the Board of Directors. Options granted pursuant to such plans shall vest in accordance with the applicable plan from the time of grant until the Expiration Date (as defined herein).

         4. BENEFITS.

                  (a) The Company will notify Employee on or about the beginning of each calendar year with respect to the holiday schedule (including the Company's policy for allowing personal holidays) for the coming year and the Employee shall be entitled to nine (9) paid holidays per year, in accordance with the Company's policies.

                  (b) Employee shall be entitled to twenty (20) paid vacation days each calendar year, to be taken at such times as the Employee and the Company shall mutually determine and provided that no vacation time shall significantly interfere with the duties required to be rendered by the Employee hereunder. Any vacation time not taken by the Employee during any calendar year may not be carried forward into any succeeding calendar year.

                  (c) Employee shall be entitled to sick leave and emergency leave according to the regular policies and procedures of the Company. Additional sick leave or emergency leave over and above paid leave provided by the Company, if any, shall be unpaid and shall be granted at the discretion of the Board of Directors of the Company.

                  (d) During the term of employment hereunder, the Employee shall be entitled to participate in all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any and all other plans as are presently and hereinafter offered by the Company to its executive personnel, including savings, pension, profit-sharing and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans. Employee shall be responsible for payment of any federal or state income tax imposed upon these benefits.

                  (e) Employee shall be entitled to participate in any pension or profit sharing plan, incentive stock option plan or any other type of plan adopted by Company for the benefit of its officers and/or regular employees pursuant to the terms of such plans.

                  (f) During the term of this Agreement, the Company shall reimburse Employee for his membership fees for his current membership in the Citrus Club and the Florida Citrus Sports Association. In addition, the Company shall use reasonable efforts to support Employee's current and future civic involvement as mutually agreed upon by Company and Employee. Employee shall be responsible for payment of any federal or state income tax imposed upon these benefits.

                  (g) Employee shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by Employee in the performance of Employee's duties. Employee will maintain records and written receipt as required by the Company policy and reasonably requested by the Board of Directors of the Company to substantiate such expenses.

         5. TERM; TERMINATION. This Agreement and the status and obligations of Employee hereunder as an employee of the Company (except as provided for below) shall cease and terminate effective upon the close of business on the fifth anniversary of the Effective Date (the "Expiration Date") unless earlier terminated pursuant to this Section 5 or further extended by the parties hereto in writing in a separate instrument signed by the parties no later than sixty
(60) days prior to the applicable Expiration Date; provided, however, that upon such date said termination shall not affect any rights that may have been specifically granted to Employee by the Board of Directors of the Company or a designated committee thereof pursuant to any of the Company's retirement plans, supplementary retirement plans, profit sharing and savings plans, healthcare, 401(k) or any other employee benefit plans sponsored by the Company, it being understood that the Employee's participation in such plans shall cease as of the date of said termination. In addition, notwithstanding the expiry or termination of this Agreement pursuant to this Section 5 or otherwise, the Company's and the Employee's rights and obligations under Sections 7 through 12 inclusive of this Agreement shall survive such termination or expiration of this Agreement in accordance with the terms of such Sections.

                  (a) TERMINATION WITH NOTICE BY EITHER PARTY. The Company or Employee may terminate this Agreement for any reason or no reason upon sixty
(60) days prior written notice to the other. If the Company terminates the employment of Employee without Good Cause (as herein defined), the Employee terminates his employment with Good Cause (as herein defined), provided that Employee is otherwise in compliance with this Agreement, the Company shall pay Employee severance compensation calculated at the rate of Salary in effect as of the date immediately preceding the date of termination and the cost of premiums for any Company sponsored insurance policy (or the cash equivalent) for twenty-four (24) months, payable in the manner and at such times as the Salary otherwise would have been payable to the Employee hereunder were Employee to continue to be employed by the Company. If the Company terminates the employment of Employee with Good Cause, this Agreement is not renewed, or Employee terminates his employment with the Company without Good Cause, the Company shall not be under any obligation to pay Employee, and Employee shall not be entitled to, any such severance compensation but shall only be entitled to the Salary earned and reasonable expenses reimbursable under this Agreement incurred through the date of Employee's termination.

                  (b) TERMINATION FOR GOOD CAUSE BY COMPANY. In the case of the Company terminating this Agreement, "Good Cause" means any one or more of the following:

                           (1) a material breach or material default by Employee
of the material terms of this Agreement (except any such breach or default which is caused by the physical disability or death of Employee) which remains uncured after twenty (20) days following Employee's receipt from the Company of written notice specifying such breach or default, if subject to cure;

                           (2) gross negligence or willful misfeasance by
Employee or the breach of fiduciary duty by Employee in the performance of his duties as an employee hereunder;

                           (3) the commission by Employee of an act of fraud,
misappropriation of funds, breach of trust, embezzlement or any other crime in connection with Employee's duties;

                           (4) conviction of Employee of a felony or any crime
which involves dishonesty or a breach of trust;

                           (5) the Employee shall be unable, or fail, to perform
the essential functions of his/her position for which he was hired, with or without reasonable accommodation, for any period of six months or more to the extent termination for such disability is in accordance with applicable law; or

                           (6) the death of the Employee.

         In the event of a termination for Good Cause, the Company will pay Employee the Salary earned and reasonable expenses reimbursable under this Agreement incurred through the date of Employee's termination. Upon the termination of Employee's employment with the Company due to death or disability as set forth in Sections 5(b)(5) and 5(b)(6) above, the Employee shall be entitled to retain all options that have been granted to Employee and have vested as of the date of such termination for the duration allowed under applicable law and the Company's stock option plan.

                  (c) Termination for Good Cause by Employee. In the case of the Employee terminating this Agreement, "Good Cause" means any one or more of the following:

                           (1) there shall be a continuing material breach or
continuing material default by the Company of the material terms of this Agreement which remains uncured after twenty (20) days following the Company's receipt from the Employee of written notice specifying such breach or default;

                           (2) if Employee shall no longer hold the position of
Chief Executive Officer of the Company with duties and responsibilities consistent with such positions unless there is Good Cause for the removal of Employee from such position;

                           (3) upon a Change of Control;

                           (4) Employee's principal place of employment is
changed from Orlando, Florida; or

                           (5) a reduction in Employee's Salary.

         6. CHANGE IN CONTROL AND OTHER GROUNDS ENTITLING EMPLOYEE TO TERMINATE. "Change in Control" shall mean (a) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; (b) any consolidation or merger or other business combination of the Company with any other entity where the shareholders of the Company, immediately prior to the consolidation or merger or other business combination would not, immediately after the consolidation or merger or other business combination, beneficially own, directly or indirectly, shares representing fifty percent (50%) of the combined voting power of all of the outstanding securities of the entity issuing cash or securities in the consolidation or merger or other business combination (or its ultimate parent corporation, if any); or (c) the Board of Directors of the Company adopts a resolution to the effect that a "Change In Control" has occurred for purposes of this Agreement. Notwithstanding the foregoing, no transaction shall be deemed to constitute a "Change in Control" for purposes of this Agreement if such transaction involves (i) a pest control and/or lawn care services company or relates to any existing or former business segment or division in which the Company operates, or (ii) if the Change of Control is procured, directly or indirectly, by the Employee, Richard C. Rochon, Mario B. Ferrari, Coconut Palm Capital Investors II, Ltd., any then existing executive officer or director of the Company or any former executive officer or director previously affiliated with the Company at any time during the six (6) month period prior to the Change of Control event and/or or any affiliates of each of the foregoing or (iii) the Change of Control relates to any collateral assignment of pledge of the stock and/or assets of the Company to secure obligations of the Company and/or any of its affiliates.

         Upon a Change in Control, 100% of all unvested stock options and/or restricted shares held by Employee shall immediately vest.

         Further, if Employee elects to terminate his employment hereunder with Good Cause (as defined in Section 5(c)) because any of the scenarios constituting such Good Cause occurs within one (1) year of a Change in Control then Employee shall be entitled to the severance payments provided for in
Section 5(a).

         Nothing stated in this Section 6 shall operate to reduce or eliminate the severance obligations of the Company to the Employee pursuant to Section 5(a) to the extent the Company terminates the employment of Employee without Good Cause whether in connection with a Change in Control or otherwise.

         7. CONFIDENTIALITY. Employee shall keep confidential, except as the Company may otherwise consent in writing, and not divulge, communicate, disclose or use to the detriment of the Company or for the benefit of any other person or persons, misuse in any way, or make any use of except for the benefit of the Company, at any time either during the term of this Agreement or at any time thereafter, any Confidential Information (as defined herein). For purposes of this Agreement, "Confidential Information" means information disclosed to the Employee or known by the Employee as a consequence of or through the unique position of his employment with the Company (including information conceived, originated, discovered or developed by the Employee) prior to or after the date hereof, and not generally or publicly known, about the Company or its business, including, without limitation, trade secrets, knowledge, data or other information of the Company relating to the products, processes, know how, technical data, designs, formulas, test data, customer lists, business plans, marketing plans and strategies, and product pricing strategies or other subject matter pertaining to any business of the Company or any of its clients, customers, consultants, licensees or affiliates which Employee may produce, obtain or otherwise learn of during the course of Employee's performance of services, including information expressly deemed to be confidential by the Company. Employee shall not deliver, reproduce, or in any way allow any such Confidential Information to be delivered to or used by any third parties without the specific direction or consent of a duly authorized representative of the Company, except in connection with the discharge of his duties hereunder. The terms of this paragraph shall survive termination of this Agreement. Any Confidential Information or data now or hereafter acquired by the Employee with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company's financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that is received by the Employee in confidence and as a fiduciary, and Employee shall remain a fiduciary to the Company with respect to all of such information. Notwithstanding anything to the contrary herein, Employee shall not have any obligation to keep confidential any information (and the term Confidential Information shall not be deemed to include any information) that (a) is generally available to the public through no fault or wrongful act of Employee in breach of the terms hereof, (b) is disseminated by the Company or any of its affiliates publicly without requiring confidentiality, (c) is required by law or regulation to be disclosed by Employee, (d) is required to be disclosed by Employee to any government agency or person to whom disclosure is required by judicial or administrative process, or (e) is within Employee's knowledge, experience and expertise in the pest control services and/or lawn care services industries that he possessed at the time of this Agreement; provided that such knowledge, experience and expertise shall not be used in violation of the restrictive covenants set forth in Sections 9 through 12 hereof.

         8. RETURN OF CONFIDENTIAL MATERIAL. Upon the completion or other termination of Employee's services for the Company, Employee shall promptly surrender and deliver to the Company all records, materials, equipment, drawings, documents, notes and books and data of any nature pertaining to any invention, trade secret or Confidential Information of the Company and/or to Employee's services, and Employee will not take with him any description containing or pertaining to any Confidential Information, knowledge or data of the Company which Employee may produce or obtain during the course of his services. The terms of this paragraph shall survive termination of this Agreement.

         9. COMPETITION. Employee will not do any of the following, either directly or indirectly, during Employee's employment with the Company and, during the Applicable Non-Competition Period (as herein defined), anywhere in the United States. In the event that Employee improperly competes with the Company in violation of this Section, the period during which he engages in such competition shall not be counted in determining the Applicable Non-Competition
Period:

                  (a) For purposes of this Agreement, "Competitive Activity" shall mean any activity relating to, in respect of or in connection with, directly or indirectly, the pest control services industry and/or lawn care services industry.

                  (b) For purposes of this Agreement, "Applicable
Non-Competition Period" shall equal one (1) year after Employee's cessation of employment with the Company.

                  (c) For purposes of this Agreement, "Territory" means the Southeast US comprising the states of Florida, Georgia, Alabama, Mississippi and Louisiana.

                  (d) Employee shall not, directly or indirectly in the Territory, own any interest in, manage, operate, control, consult for, be an officer or director of, work for, or be employed in any capacity by, any sole proprietorship, corporation, company, partnership, association, venture or business any company or any other business, entity, agency or organization (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) engages in Competitive Activity; provided that such provision shall not apply to the Employee's ownership of securities of the Company or the acquisition by the Employee, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Employee does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than five percent of any class of capital stock of such corporation.

                  (e) Employee shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, solicit or perform services in connection with any Competitive Activity for any prior or current customers of the Company;

                  (f) Employee shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, solicit or attempt to solicit for employment or employ or attempt to employ any then current employees or former employees employed by the Company without the Company's consent, as applicable, unless such employee or former employee has not been employed by the Company for a period in excess of six months; or

                  (g) Employee shall not make known the names and addresses of such clients or any information relating in any manner to the Company's trade or business relationships with such customers, other than in connection with the performance of the Employee's duties under this Agreement.

         Employee and the Company agree that the phrase "Employee's cessation of employment with the Company" as used in this Agreement, refers to any separation from his employment at the Company either voluntarily or involuntarily .

         10. OTHER OBLIGATIONS.

                  (a) Employee acknowledges that the Company from time to time may have agreements with other persons, which impose obligations or restrictions on the Company made during the course of work thereunder or regarding the confidential nature of such work. Employee will be bound by all such obligations and restrictions and will take all action necessary to discharge the obligations of the Company thereunder.

                  (b) All of Employee's obligations under this Agreement shall be subject to any applicable agreements with, and policies issued by the Company to which Employee is subject that are generally applicable to the similarly situated executives of the Company.

         11. TRADE SECRETS OF OTHERS. Employee represents that his performance of all the terms of this Agreement as employee to the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Employee in confidence or in trust. Employee will not enter into any agreement, either written or oral, which is in conflict with this Agreement.

         12. OTHER PROVISIONS RELATING TO RESTRICTIVE COVENANTS.

                  (a) OWNERSHIP OF DEVELOPMENTS. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by the Employee during the course of performing work for the Company or its clients (collectively, the "Work Product") shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Employee for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Employee for hire for the Company, the Employee agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Employee may have in such Work Product. Upon the request of the Company, the Employee shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

                  (b) BOOKS AND RECORDS. All books, records, and accounts relating in any manner to the customers or clients of the Company, whether prepared by the Employee or otherwise coming into the Employee's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Employee's employment hereunder or on the Company's request at any time.

                  (c) DEFINITION OF COMPANY. Solely for purposes of these Sections 7 through 12, the term "Company" also shall include any existing or future subsidiaries of the Company that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described herein.

                  (d) ACKNOWLEDGMENT BY THE EMPLOYEE. The Employee acknowledges and confirms that (a) the restrictive covenants contained in these Sections 7 through 12 are reasonably necessary to protect the legitimate business interests of the Company, and (b) the restrictions contained in these Sections 7 through 12 (including without limitation the length of the term of such provisions) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Employee further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in these Sections 7 through 12 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Employee acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of these Sections 7 through 12. The Employee further acknowledges that the restrictions contained in these Sections 7 through 12 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company's successors and assigns.

                  (e) REFORMATION BY COURT. In the event that a court of competent jurisdiction shall determine that any provision of these Sections 7 through 12 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of these Sections 7 through 12 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

                  (f) EXTENSION OF TIME. If the Employee shall be in violation of any provision of these Sections 7 through 12, then each time limitation set forth in these Sections 7 through 12 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in these Sections 7 through 12 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Employee.

                  (g) INJUNCTION. It is recognized and hereby acknowledged by the parties hereto that a breach by the Employee of any of the covenants contained in these Sections 7 through 12 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Employee recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in these Sections 7 through 12 of this Agreement by the Employee or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess. In any such litigation, the prevailing party shall be entitled to reasonable attorneys' fees, costs and expenses from the non-prevailing party.

                  (h) SURVIVAL. The provisions of these Sections 7 through 12 shall survive the termination of the term of employment hereunder or expiration of the term of this Agreement.

         13. MODIFICATION. This Agreement may not be changed, modified, released, discharged, abandoned, or otherwise amended, in whole or in part, except by an instrument in writing, signed by Employee and by the Company. Any subsequent change or changes in Employee's relationship with the Company or Employee's compensation shall not affect the validity or scope of this Agreement.

         14. ENTIRE AGREEMENT. Employee acknowledges receipt of this Agreement, and agrees that with respect to the subject matter thereof, it is Employee's entire agreement with the Company, superseding any previous oral or written communications, representations, understandings with the Company or any office or representative thereof. Each party to the Agreement acknowledges that, in executing this Agreement, such party has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of the Agreement.

         15. SEVERABILITY. In the event that any paragraph or provision of this Agreement shall be held to be illegal or unenforceable, the entire Agreement shall not fall on account thereof, but shall otherwise remain in full force and effect, and such paragraph or provision shall be enforced to the maximum extent permissible.

         16. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon Employee's heirs, executors, administrators or other legal representatives and is for the benefit of and shall be enforceable by the Company, its successors and assigns.

         17. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Florida except for any conflicts of law rules thereof that might direct the application of the substantive law of another state.

         18. COUNTERPARTS. This Agreement may be signed in counterparts and by facsimile transmission, each of which shall be deemed an original and both of which shall together constitute one agreement.

         19. NO WAIVER. No waiver by either party hereto of any breach of this Agreement by the other party hereto shall constitute a waiver of any subsequent breach.

         20. NOTICE. Any notice hereby required or permitted to be given shall be sufficiently given if in writing and upon mailing by registered or certified mail, postage prepaid, to either party at the address of such party or such other address as shall have been designated by written notice by such party to the other party.

         21. SECTION 162(M) LIMITS. Notwithstanding any other provision of this Agreement to the contrary, if and to the extent that any remuneration payable by the Company to the Employee for any year would exceed the maximum amount of remuneration that the Company may deduct for that year under Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Code"), payment of the portion of the remuneration for that year that would not be so deductible under Section 162(m) shall, in the sole discretion of the Board of Directors, be deferred and become payable at such time or times as the Board of Directors determines that it first would be deductible by the Company under Section 162(m), with interest at the "short-term applicable rate" as such term is defined in Section 1274(d) of the Code.

         22. ASSIGNMENT. The Company shall have the right to assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity which is a wholly-owned subsidiary of the Company or with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto. The Employee may not assign or transfer this Agreement or any rights or obligations hereunder.


                         [Signatures on following page]

         The undersigned have executed this Employment Agreement as of the date first set forth above.


                                       SUNAIR SOUTHEAST PEST HOLDINGS, INC.

                                       By: /s/ Richard C. Rochon
                                           -------------------------------------
                                       Name:  Richard C. Rochon
                                       Title: Chairman


                                       EMPLOYEE


                                       /s/ Gregory Clendenin
                                       -----------------------------------------
                                       Gregory Clendenin

                                    EXHIBIT A

                                   BONUS PLAN

         1. GENERAL. Mr. Clendenin will receive total payments not to exceed in the aggregate ten percent (10%) of the net increase in value of the Company for the Southeast territory, comprising Florida, Georgia, Alabama, Mississippi and Louisiana, that Mr. Clendenin will manage. All or any part of the amounts due Mr. Clendenin shall be paid in cash and/or Company stock as determined by Mr. Clendenin in his sole discretion.

         2. PAYMENT CALCULATION. The amounts due Mr. Clendenin shall be determined as follows:

                  (a) An appraiser acceptable to the Company and Mr. Clendenin shall determine the fair market value of the Company ("Fair Market Value") on each of (i) the third anniversary and (ii) the fifth anniversary of the Closing Date (each an "Appraisal Date"). The Fair Market Value as of each Appraisal Date will be multiplied by ten percent(10%) (the "Gross Amount").

                  (b) From the Gross Amount there shall be subtracted the sum of:

                           (1) ten percent (10%) of the Purchase Price paid by
the Company for Middleton (the "Original Value"), plus interest on the Original Value at an annual rate equal to the prime rate commencing the Closing Date, and

                           (2) ten percent (10%) of the capital invested in the
Company since the Closing Date ("Invested Capital") plus interest on the Invested Capital at the prime rate from the date of investment.

                  (c) The net amount is referred to as the "Pick-Up Amount."

         3. TIME OF PAYMENT (IN-SERVICE). Provided that Mr. Clendenin is in the employment of the Company as of the relevant Appraisal Date, fifty percent (50%) of the Pick-Up Amount on each such Appraisal Date, as calculated under Section 2, shall be paid to Mr. Clendenin promptly following calculation thereof.

         4. TIME OF PAYMENT (ON TERMINATION OF SERVICE): In the event that Mr. Clendenin's employment with the Company should terminate:

                  (a) on account of death or Disability (as defined under Internal Revenue Code Section 409A);

                  (b) on account of a termination by the Company without Good Cause or by Mr. Clendenin for Good Cause (as such term is defined in Mr. Clendenin's employment agreement); or

                  (c) on account of a termination by the Company (or any successor thereto) without Good Cause or by Mr. Clendenin for Good Cause within one year of a Change in Control of the Company,

then Mr. Clendenin shall receive the next scheduled payment of the fifty percent (50%) of the Pick-Up Amount under this Plan which shall be payable to Mr. Clendenin (or his estate, as applicable) on the next Appraisal Date. For purposes of clarity, if Mr. Clendenin's employment is terminated for any of the reasons stated above before the first Appraisal Date (the third anniversary of the Closing Date), he shall receive the full payment of the fifty percent (50%) of the Pick-Up Amount determined as of the first Appraisal Date but shall not receive the payment of the fifty percent (50%) of the Pick-Up Amount due on the second Appraisal Date (the fifth anniversary of the Closing Date). If Mr. Clendenin's employment is terminated after the first Appraisal Date but before the second Appraisal Date, he shall receive the payment of the fifty percent (50%) of the Pick-Up Amount as determined on the second Appraisal Date.

                                    EXHIBIT B

                OPTION POOL - PARTICIPANTS AND INITIAL ALLOCATION


                        Apporoximate Current Market Value


                             Current Annual                                   Number of Shares
Name                         Earnings               Multiple of Salary        Allocated to Each
----                         --------------         ------------------        -----------------
Gregory Clendenin            $297,657.00            595315.72                    47625.2576
Robert L. Briggs             $106,354.00            266130.46                    21290.4368
Eddie Bray                     $98,366.00           225471.42                    18037.7136
Michael Swanson                $84,933.00           201488.96                    16119.1168
Joe Welch                      $89,244.00           185331.44                    14826.5152
Philip Nichols                 $86,544.00           178299.44                    14263.9552
Michael Reynolds               $81,036.00           168594.82                    13487.5856
Jill Klein                     $78,672.00           165543.84                    13243.5072
James Swayne                   $81,780.00           164928.9                      13194.312
Gloria Clark                   $60,000.00              120000                          9600
Jacqueline Rivera              $78,000.00             156,000                        12,480

                                                                                 194,168.40      Number of shares to
                                                                                                  initially issue
